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GROUND LEASE

dated as of October 22, 1999

between

ADC TELECOMMUNICATIONS, INC.,
as Landlord,

and

LEASE PLAN NORTH AMERICA, INC.,
not in its individual capacity,
except as otherwise expressly stated herein,
but solely as Agent Lessor,
as Tenant

Exhibit A  —  Legal Description of Land
Exhibit B  —  Form of Memorandum of Ground Lease
Exhibit C  —  Material Contract Terms

GROUND LEASE

    THIS GROUND LEASE (this "Ground Lease") is made as of October 22, 1999, by and between ADC TELECOMMUNICATIONS, INC., a Minnesota corporation (in its capacity as landlord hereunder, "Landlord") and LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated herein, but solely as Agent Lessor (in its capacity as tenant hereunder, "Tenant"). For all purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix 1 to that certain Participation Agreement dated as of the date hereof, among Tenant, Landlord, ABN AMRO Bank, N. V., as Administrative Agent ("Administrative Agent"), and the Persons Named on Schedule I Thereto, as Participants (as amended, restated or otherwise modified from time to time, the "Participation Agreement").

W I T N E S S E T H:

    A.  Landlord is the fee simple owner of the land legally described on Exhibit A  attached hereto and made a part hereof (together with all rights-of-way or use, easements, servitudes, licenses, tenements, driveways, approaches, pavements, hereditaments, curbs and street front privileges and appurtenances thereunto belonging but excluding the Improvements (as hereinafter defined), the "Land") located in the State of Minnesota, County of Hennepin.

    B.  Landlord and Tenant desire to enter into a ground lease of the Land.

    C.  Concurrently herewith, Tenant is entering into that certain Lease dated as of the date hereof (as amended, restated or otherwise modified from time to time, the "Lease"), by and between Tenant, as Lessor, and Landlord, as Lessee, pursuant to which Tenant, as Lessor under the Lease, subleases to Landlord, as Lessee under the Lease, the interest in the Land granted herein for the Lease Term (as defined in the Lease).

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to enter into this Ground Lease, as follows:

    1.  Land.  Landlord, for and in consideration of the rents herein reserved and of the agreements herein contained on the part of Tenant to be kept, observed and performed, does by these presents demise and lease to Tenant, and Tenant hereby hires and lets from Landlord, the Land, subject to the exceptions set forth in the Owner's Policy.

    2.  Term and Use.  To have and to hold, for any and all lawful purposes, for a term of forty (40) years, commencing on the date hereof and expiring on the fortieth anniversary of the date hereof, both days inclusive. Notwithstanding anything herein to the contrary, from and after the Transition Date (as defined in Section 15(f)), this Ground Lease may be terminated by Tenant at any time, without penalty, upon not less than ten (10) days notice to Landlord.

    3.  Ground Lease Rent.  The total rent for the term of this Ground Lease ("Ground Lease Rent") is $100.00. Landlord acknowledges receipt of the sum of $100.00, which represents a prepayment of the Ground Lease Rent due hereunder during the term hereof. Such Ground Lease Rent shall be absolutely net to Landlord.

    Notwithstanding the foregoing, from and after the Transition Date, the annual Ground Lease Rent shall be based on the Fair Market Rent (defined below), as prorated for any partial year or month, in monthly installments payable in advance beginning on the Transition Date and thereafter on the first day of each calendar month. As used herein, the term "Fair Market Rent" shall mean, as of and following the Transition Date, the prevailing market rate per rentable square foot per annum (on a triple net basis) for a comparable ground lease (assuming the Land is unimproved) in the county in which the Land is located where (i) the tenant is a fully creditworthy tenant, (ii) the lessor and the lessee each are acting prudently and knowledgeably, (iii) the lessor and the lessee are well informed or advised and acting in their respective best interests, (iv) the lessor and the lessee have each considered the location and other aspects of the Land, and (v) the rent is not affected by undue stimulus.

    Fair Market Rent shall be determined as of the Transition Date and each third (3rd) anniversary date thereof (each, a "Determination Date"), such determination to be made pursuant to the terms, conditions and time periods set forth below with each such determination becoming effective only for the periods following the applicable Determination Date. Landlord and Tenant shall use their best efforts to agree as to the Fair Market Rent within thirty (30) days after each Determination Date. If the parties are unable to agree upon the Fair Market Rent within thirty (30) days after a Determination Date, the Fair Market Rent shall be determined in the same manner as "Appraised Value" is determined under the second and third paragraphs of Section 23(b), except that the term "Appraised Value" wherever it appears in such section shall be replaced with the term "Fair Market Rent," and the term "value" wherever it appears in such section shall be replaced with the term "rent amount." Until such Fair Market Rent is determined as provided above, Tenant shall pay (i) with respect to the period commencing immediately after the Transition Date, $100.00 per month or such other amount as it believes represents the Fair Market Rent, and (ii) with respect to any other period following the third (3rd) anniversary date of the Transition Date, the Fair Market Rent as in effect immediately prior to the most recent Determination Date. If Fair Market Rent is ultimately established at a higher amount than the amount then being paid by Tenant, then within thirty (30) days of the determination of such Fair Market Rent as provided above, Tenant shall pay the Fair Market Rent accrued from the Determination Date to the date of such payment less any amounts already paid, plus interest on the unpaid amount at an interest rate equal to the "Prime Rate" as published from time to time in the Eastern edition of The Wall Street Journal. Each change in such interest rate due to a change in such Prime Rate shall take effect simultaneously with such change in such Prime Rate without notice. If the Prime Rate shall be in violation of any usury or similar law, then the Prime Rate shall be reduced to the extent necessary to comply with any applicable usury or similar law.

    4.  Improvements.  Without Landlord's consent, Tenant shall have the right, at any time and from time to time, to erect, construct, and install on the Land any and all buildings, structures and other improvements, including, but not limited to, the Financed Improvements and any and all utility lines, pipes, connections and fixtures (herein sometimes collectively called "Improvements") and any and all machinery, equipment, signs, trade fixtures, furniture, furnishings, appointments and other personal property to be located therein and utilized in connection with the use and operation thereof ("Personalty"). Without Landlord's consent, Tenant shall also have the right to change, alter, raze, remove or add to any Improvements, or any part thereof, now existing or hereafter erected, constructed or installed on the Land and remove the Personalty installed or placed in, on, or about the Improvements and the Land. Notwithstanding the foregoing, so long as the Lease is in effect, Tenant's rights hereunder shall be subject to the restrictions of the Lease.

    Landlord acknowledges and agrees that title to the existing Improvements and Personalty and all future Improvements and Personalty (including the Financed Improvements) is and shall remain in Tenant during the term of this Ground Lease, provided that all Improvements and Personalty which are not removed by the Tenant within ninety (90) days following the expiration or termination of this Ground Lease shall become the property of Landlord, and if so requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a proper instrument in writing, releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Improvements and Personalty remaining on the Land.

    In the event Landlord shall fail or refuse to sign and deliver any application for building and other permits required, if any, for the erection, construction and installation of Improvements (if same is required to be signed by Landlord) within ten (10) days after Tenant submits same to Landlord for execution, for all building and other permits and licenses necessary for the erection, construction and installation of the Improvements, or for the use and operation of the Land and for certificates of occupancy, then Tenant shall have the right and authority to sign any such application in the name of the Landlord. This provision shall constitute an irrevocable power-of-attorney coupled with an interest, but only for these purposes.

    5.  Real Estate Taxes.  During the term of this Ground Lease, Tenant will pay all real estate taxes and assessments, both general and special, which shall become due and payable solely with respect to the Land during the term of this Ground Lease. If any such tax or assessment may, at the option of the taxpayer, be paid in installments, Tenant may exercise the option to pay the same in installments. If Tenant shall elect to pay any such tax or assessment on the installment basis, then Tenant will pay only those installments which become due and payable during the term of this Ground Lease. All real estate taxes and assessments that shall be assessed with respect to the fiscal tax years falling wholly or partially within the first and last calendar years of the term of this Ground Lease shall be apportioned pro rata between Landlord and Tenant on a per diem basis in accordance with the respective numbers of days in such fiscal tax years during which this Ground Lease is in effect. All real estate taxes and assessments which Tenant agrees to pay pursuant to this Ground Lease, and that are not paid when due, may be paid by Landlord, in which event such amount shall be reimbursed by Tenant to Landlord, on demand, and shall become additional rent hereunder, and shall accrue interest at the Overdue Rate from the date paid by Landlord.

    Tenant, at its expense, shall have the right to contest or review by legal, administrative or other proceedings the amount or validity of any such tax or assessment imposed against the Land. Nothing contained herein shall imply any right on the part of Tenant to postpone such payment unless such proceedings or security given shall stay the collection thereof and the sale of the Land to satisfy same. Landlord, at Tenant's request, shall join in any such proceedings, but Landlord shall not be liable for any expenses in connection therewith. The proceedings referred to herein shall include, but shall not be limited to, appropriate appeals from any judgments, decrees or orders made in any such proceedings. In the event of any reduction, cancellation or discharge of such taxes or assessments as a result of such proceedings, and if Tenant had not already paid same, then Tenant will do so forthwith as they are finally levied, assessed or imposed. If there shall be any refund payable by the Governmental Authority with respect thereto, Tenant shall be entitled to receive and retain same.

    Nothing contained herein shall obligate Tenant to pay any income, inheritance, estate, gift, succession, sales, use, revenue or transfer tax (or any substitution therefor) of, or levied or assessed against Landlord; nor any other tax, assessment, charge or levy (or any substitution therefor) against Landlord with respect to or because of the rent and other income derived by Landlord under this Ground Lease; nor shall Tenant be deemed obligated to pay any personal property, corporation, franchise, capital stock, payroll, excise, privilege or any other tax of similar nature (or any substitution therefor) which may be levied or assessed against Landlord.

    6.  Utilities.  Tenant will pay all charges for sewer usage or rental, refuse removal, and utilities, including gas, water and electricity, consumed at the Improvements during the term of this Ground Lease as the same shall become due and payable.

    Tenant shall have the right to grant any easements, rights of way and licenses required by any public or quasi-public utility company with respect to the construction, operation and use of the Improvements and Personalty. Landlord shall execute any instruments any such public or quasi-public utility companies may reasonably request or require from Landlord; provided, however, that in each case, such easement, right of way or license (i) does not materially impair the value, utility and remaining useful life of the Land, (ii) is reasonably necessary in connection with the construction, operation or use of the Improvements and the Personalty and (iii) does not cause the Land or any portion thereof to fail to comply with all material requirements of law. If Landlord shall fail to execute and deliver same, Tenant shall have the right and authority to execute same in the name of Landlord as if a legal power-of-attorney coupled with an interest had this day been executed by Landlord in favor of Tenant, but only for these purposes.

    7.  Insurance.

      (a) Tenant shall, at its sole cost and expense, at all times during the term hereof maintain and/or cause to be maintained, in full force and effect, comprehensive general liability insurance in amounts customarily obtained for comparable properties covering Tenant's operations at the Land, including Landlord as an additional insured. Tenant shall deliver to Landlord a certificate from each insurance carrier as to each such insurance policy.

      (b) Tenant, or its designee, shall have the sole and exclusive right (without the participation of Landlord) to adjust and settle any and all claims under insurance policies obtained by Tenant or those claiming by or through Tenant in connection with or relating to the Land and Improvements and to receive the proceeds of any such claims.

    8.  Indemnity.

      (a) Subject to Section 8(c) below, Landlord shall not be liable for any loss, damage, death or injury of any kind or character to persons or property, arising from any use of the Land, or any part thereof, or caused by any defect in any building, structure or other Improvement thereon or in any other facility thereof, or caused by or arising from any act or omission of Tenant, or any of its agents, employees, sublessees, licensees or invitees, or by or from any accident on the Land or any fire or other casualty thereon.

      (b) Subject to Section 8(c) below, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims arising from Tenant's use of the Land, or from the conduct of Tenant's business, or from any activity, work or things done, permitted or suffered by Tenant in or about the Land or elsewhere, and shall further indemnify, defend and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Ground Lease, or arising from any negligence of Tenant, or any of Tenant's agents, contractors, subtenants or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claims or any action or proceeding brought against Landlord by reason of any such claims, and Tenant, upon notice from Landlord, shall defend the same, at Tenant's expense, by counsel satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Land and the Improvements arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord.

      (c) Notwithstanding anything herein to the contrary, Landlord shall be liable for its own negligence, willful misconduct or for any breach of any covenant, representation or warranty herein.

    9.  Repairs.  So long as there exist any Improvements on the Land, Tenant, at its expense, will keep and maintain the Improvements in good and safe order, condition and repair, ordinary wear and tear excepted. Landlord shall not be required to furnish any services or facilities to the Land, except as otherwise set forth herein.

    Tenant, at its expense, will keep clean and free from dirt, snow, ice, rubbish, obstructions and encumbrances the sidewalks, areas, alleys and curbs in front of or adjacent to the Land.

    10.  Compliance with Laws and Ordinances.  Tenant will comply with all federal, state, county and city laws, ordinances and regulations of any duly constituted authority affecting the Land, except where the failure would not have a material adverse effect, individually or in the aggregate, on the Land. Tenant, at its expense, shall have the right to contest or review by legal, administrative or other proceedings the validity of any such law, ordinance and regulation, or the application thereof. During such proceedings, compliance with any such law, ordinance or regulation may be deferred by Tenant upon the condition that Tenant will secure the cost of complying with same to Landlord in such manner as Landlord may reasonably request. Landlord shall join in such proceedings if necessary to do so in order to prosecute such proceedings properly, but Landlord shall not be liable for any expenses in connection therewith. The proceedings referred to herein shall include, but shall not be limited to, appropriate appeals from any judgments, decrees or orders made in any such proceedings.

    11.  Landlord's Access to Land.  Landlord will have access to the Land, at its own risk and expense, at any and all reasonable times during the term of this Ground Lease for the purpose of examining and inspecting the same upon reasonable prior notice.

    12.  Assignment and Subletting.  Tenant, with the express written consent of Landlord during the term of the Lease and without the consent of Landlord after the term of the Lease, at any time and from time to time during the term of this Ground Lease, shall have the right to assign this Ground Lease, and its rights hereunder and its interest in the Improvements, and to sublet all or any part of the Land and lease the Improvements, or any portion thereof. In the event this Ground Lease shall be assigned by Tenant, then all liabilities and obligations on the part of Tenant accruing after such assignment shall terminate, provided  that any such assignee shall execute an instrument in writing assuming all of those liabilities and obligations imposed upon Tenant hereunder which accrue after the effective date of such assignment and deliver the same to Landlord. Tenant shall give notice to Landlord of any assignment or subletting of all the Property. Nothing contained herein, however, shall be construed to release Tenant from any liability or obligation which accrued prior to the effective date of such assignment. Notwithstanding the foregoing, so long as the Lease is in effect, Tenant will not assign its interests hereunder to the extent prohibited by the Lease.

    13.  Performance by Subtenants and Occupancy Tenants.  Landlord shall accept performance by any subtenant or occupant of any of the terms and provisions of this Ground Lease required to be performed by Tenant with the same force and effect as though performed by Tenant.

    14.  Casualty and Condemnation.  If any buildings, structures or other Improvements located on the Land, or any part thereof, shall be damaged or destroyed by fire or other casualty, Tenant's obligations under this Ground Lease shall not be affected. Except as set forth in Section 9, following any casualty on the Land, Tenant shall have no obligation to restore, repair or rebuild any Improvements on the Land.

    As used herein, a "Significant Condemnation" shall mean taking of title to the Land or the Improvements resulting in the loss or use of possession of a material portion of the Improvements or the Land as reasonably determined in good faith by the Tenant; provided, however, that so long as the Lease shall remain in effect with respect to the Land, a "Significant Condemnation" shall be deemed to have occurred (and shall only be deemed to have occurred) upon the occurrence of a "Significant Condemnation" as defined in the Lease.

    In the event of a Significant Condemnation, the entire award, or the aggregate of any separate awards, shall be apportioned as follows:

        i. There shall be first paid any and all costs, fees and expenses reasonably incurred by Landlord and Tenant in connection with the collection thereof;

       ii. Any balance of the award shall be paid to Tenant (and if the Lease is then in effect, the same shall be distributed in accordance with the Lease) for (a) all amounts owing to Tenant under the Lease or, if the Lease is no longer in effect, for all amounts which would have been owing to Tenant under the Lease assuming that (i) the Lease was still in full force and effect and (ii) had been in full force and effect during the entire period in which it was not in effect, and assuming further that for purposes of making such calculation the interest rate to be used is the Overdue Rate, and (b) for all amounts by which the value of the Improvements as determined in such condemnation proceeding exceeds such amounts in clause (a) above, and the balance of the award after payment to Tenant of the amounts specified in clauses (a) and (b) above shall be paid to Landlord;

and this Ground Lease shall remain in full force and effect; provided, however, that at any time thereafter Tenant shall have the right in its sole discretion to terminate this Ground Lease shall terminate on the following date: (x) if the Lease is in effect on the date of the Significant Condemnation, the date the Lease terminates with respect to the Land and Improvements pursuant to Section 14.1 of the Lease and ADC shall have performed all of its obligations thereunder, including (without limitation) its obligations under Section 14.1 thereof and (y) in all other cases on the date of such Significant Condemnation, and in either case the Ground Lease Rent and other charges shall be apportioned and paid to the date of such Significant Condemnation. The provisions of this Section 14 as to the apportionment of any such awards shall survive such termination.

    In the event of a condemnation or exercise of eminent domain that is not a Significant Condemnation, there shall be no abatement of Ground Lease Rent and the entire award, or the aggregate of the separate awards to Landlord and Tenant, as the case may be (less costs, fees and expenses reasonably incurred by Landlord and Tenant in connection with the collection thereof) shall be paid to Tenant for (a) all amounts owing to Tenant under the Lease or, if the Lease is no longer in effect, for all amounts which would have been owing to Tenant under the Lease assuming that (i) the Lease was still in full force and effect and (ii) had been in full force and effect during the entire period in which it was not in effect, and assuming further that for purposes of making such calculation the interest rate to be used is the Overdue Rate, and (b) for all amounts by which the value of the Improvements as determined in such condemnation proceeding exceeds such amounts in clause (a) above, and the balance of the award after payment to Tenant of the amounts specified in clauses (a) and (b) above shall be paid to Landlord.

    15.  Ground Lease Events of Default.

      (a) Tenant agrees that the following shall be considered a "Ground Lease Event of Default": Tenant shall default in any of the covenants or agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing from Landlord to Tenant; provided, however, that if such default is of a nature that it cannot be reasonably cured within such 30-day period, then Tenant shall have such time as is reasonably required to cure such default.

      (b) Upon the occurrence of any Ground Lease Event of Default, it shall be lawful for Landlord, at its election, to declare the term ended and either with or without process of law, to re-enter and to expel, remove and put out, Tenant and re-enter the Land again to repossess and enjoy the same, without such re-entry and repossession working a discharge of the rents unpaid and the covenants unperformed by Tenant prior to such re-entry.

      (c) The foregoing provisions for the termination of this Ground Lease for any default in any of its covenants shall not operate to exclude or suspend any other remedy of Landlord for breach of any of such covenants or for the recovery of unpaid accrued Ground Lease Rent, but Tenant shall not be liable for any Ground Lease Rent or other obligations which would have accrued under this Ground Lease after the date of such termination had this Ground Lease not been terminated.

      (d) Subject to the limitation set forth herein, no remedy herein reserved to Landlord shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy existing at law or in equity, and every remedy given by this Ground Lease to Landlord may be exercised from time to time and as often as occasion may arise. Reasonable attorneys' fees and other expenses incurred by Landlord by reason of any Ground Lease Event of Default of Tenant, or by others holding under Tenant, shall be payable upon demand.

      (e) Notwithstanding anything to the contrary contained herein, Landlord's rights and remedies and Tenant's obligations and liabilities are subject to the provisions of Section 25 of this Ground Lease.

      (f)  Notwithstanding anything in this Ground Lease to the contrary, prior to the date ("Transition Date") that (i) ADC has acquired the Tenant's interest in this Ground Lease pursuant to the Purchase Option or (ii) the Completion Date shall have occurred and a Person (other than an Indemnitee) has acquired the Tenant's interest in this Ground Lease and possession of the Premises, as a result of a "Lease Event of Default" or "Construction Agency Event of Default" and the Lease Balance has been paid in full or (iii) a third party has acquired the Tenant's interest in this Ground Lease and possession of the Premises as a result of a sale of the Premises pursuant to the Sale Option:

        (A) Landlord will look solely to ADC, as lessee under the Lease (whether or not the Base Term has commenced), directly for the performance of all Tenant's obligations and liabilities under this Ground Lease, including, without limitation, Tenant's indemnification obligations hereunder; provided, however, that in the event of any conflict between any obligation of Tenant under this Ground Lease and the obligation of ADC as Lessee under the Lease and the other Operative Documents (excluding this Ground Lease), nothing herein is intended to amend the Lease or any such other Operative Document or reduce or limit ADC's obligations or expand ADC's rights as Lessee or Construction Agent thereunder;

        (B) Neither Agent Lessor, Administrative Agent nor any other Indemnitee (as defined in Appendix 1 to the Participation Agreement) shall have liability to Landlord for any obligations or liabilities of Tenant arising or accruing hereunder, including, without limitation, for any indemnity obligation hereunder;

        (C) Landlord shall not have any right to declare a "Ground Lease Event of Default" hereunder or exercise any right or remedy against Tenant in respect thereof nor shall any "Ground Lease Event of Default" be deemed to exist hereunder; to the extent that any of Tenant's obligations hereunder are not performed by ADC or Tenant when and as required hereby, then so far as Tenant is concerned the Tenant's obligation to perform the same for the benefit of the Landlord shall be deemed waived; and

        (D) Tenant's right to quiet and peaceful enjoyment of the Land shall not be disturbed.

    Except to the extent that Landlord may have otherwise agreed in writing, no waiver by Landlord of any breach by Tenant of any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent breach of the same, or any other obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for such breach by Tenant be deemed a waiver by Landlord of its rights or remedies with respect to such breach.

    16.  Tenant's Right to Mortgage.  Tenant may at any time and from time to time (and as many times as it desires) mortgage, hypothecate or pledge this Ground Lease and the leasehold estate created hereby and the interest of Tenant in and to this Ground Lease, together with Tenant's right, title and interest in the Improvements and Personalty and Tenant's interest in any and all subleases and in and to all rents due or to become due thereunder (herein called a "Leasehold Mortgage"; and the holder of any such Leasehold Mortgage, whether or not the same is recorded of record, is herein called a "Leasehold Mortgagee").

    Landlord and Tenant agree that so long as any such Leasehold Mortgage exists:

      A.  Landlord will simultaneously mail to any Leasehold Mortgagee a copy of any notice given by Landlord to Tenant at the address given by such Leasehold Mortgagee to Landlord for the receipt of such notice.

      B.  Landlord and Tenant acknowledge that the defaults or other events described in Section 15  may be classified as (i) "Curable Defaults" and (ii) "Non-Curable Defaults." The Non-Curable Defaults are any defaults which are by their nature not susceptible of being cured by a third person such as the Leasehold Mortgagee; and the Curable Defaults are all other defaults.

      C.  If a Curable Default occurs and if, prior to the expiration of the applicable grace period provided for in Section 15, the Leasehold Mortgagee shall give to Landlord written notice that it intends to undertake a curing of all Curable Defaults and within such grace period the Leasehold Mortgagee commences upon a curing and thereafter pursues to conclusion the curing of all Curable Defaults continuously and diligently in good faith, then Landlord will not take action to effect a termination of this Ground Lease or to re-enter or take possession of the Land as a consequence of such Curable Default. However, if (i) a Curable Default is of such a nature that the curing thereof cannot be effected by the Leasehold Mortgagee until it shall have obtained possession of the Land and (ii) prior to the effective date of a termination of this Ground Lease by Landlord or Landlord's re-entering or taking possession of the Land pursuant to the provisions of Section 15, the Leasehold Mortgagee shall give to Landlord written notice that it intends to institute foreclosure or other legal proceedings or to exercise any of its remedies under the Leasehold Mortgage concerned in order to gain possession of the Land and within such grace period takes action to institute such remedies, then Landlord will not take any action to effect a termination of this Ground Lease or to re-enter or take possession of the Land as a consequence of such Curable Default so long as such Leasehold Mortgagee shall continue to pursue its remedies under the Leasehold Mortgage (except during any such time it may be stayed or otherwise legally prevented from doing so) and cure all other Curable Defaults (if any) which may occur from time to time and which are susceptible of being cured by the Leasehold Mortgagee without its obtaining possession of the Land and such Leasehold Mortgagee shall upon taking possession of the Land cure such Curable Defaults within the period reasonably required to cure the same.

      D.  If a Non-Curable Default occurs and (i) the Leasehold Mortgagee shall then be in the process of curing all then existing Curable Defaults pursuant to the provisions of subsection (C) above and (ii) the Leasehold Mortgagee shall give to Landlord written notice that it intends to institute foreclosure or other legal proceedings or to exercise any of its remedies under the Leasehold Mortgage concerned in order to gain possession of the Land, then Landlord will not take any action to effect a termination of this Ground Lease or to re-enter or take possession of the Land as a consequence of such Non-Curable Default so long as such Leasehold Mortgagee shall continue diligently to prosecute its remedies under the Leasehold Mortgage (except during any such time it may be stayed or otherwise legally prevented from doing so) and cure all Curable Defaults (if any) which may occur from time to time and which are susceptible of being cured by the Leasehold Mortgagee without its obtaining possession of the Land and such Leasehold Mortgagee shall upon taking possession of the Land cure such Curable Defaults within the period reasonably required to cure the same.

      E.  In the event a Leasehold Mortgagee or its designee designated for that purpose acquires the Improvements and the leasehold estate pursuant to any proceedings for foreclosure of such Leasehold Mortgage, or by a voluntary assignment or transfer of this Ground Lease and the leasehold estate and the Improvements in lieu of foreclosure or otherwise, the Leasehold Mortgagee or its designee or assignee as aforesaid shall be deemed an assignee of all the rights of Tenant under this Ground Lease.

      F.  If this Ground Lease shall be rejected or disaffirmed pursuant to any bankruptcy law or other law affecting creditors' rights or if this Ground Lease is terminated for any other reason whatsoever, Landlord will enter into a new lease of the Land with the Leasehold Mortgagee or its designee not less than ten (10) nor more than thirty (30) days after the request of the Leasehold Mortgagee referred to below, for the remainder of the term of this Ground Lease effective as of the date of such rejection or disaffirmance or termination, upon all the terms and provisions contained in this Ground Lease; provided that (i) the Leasehold Mortgagee makes a written request to Landlord for such new Ground Lease within ninety (90) days after the effective date of such rejection or disaffirmance or termination, as the case may be, and such written request is accompanied by a copy of such new lease, duly executed and acknowledged by the Leasehold Mortgagee or its designee and (ii) upon taking possession of the Land the Leasehold Mortgagee cures any outstanding Curable Defaults within the period reasonably required to cure the same. Any new lease made pursuant to this paragraph shall have the same priority with respect to other interests in the Land as this Ground Lease. The provisions of this paragraph shall survive the rejection or disaffirmance or termination of this Ground Lease and shall continue in full force and effect thereafter to the same extent as if this paragraph were a separate and independent contract made by Landlord and the Leasehold Mortgagee.

      G.  So long as a Leasehold Mortgage is in effect (i) Landlord will not accept a voluntary surrender of this Ground Lease and (ii) the Ground Lease shall not be modified in any material respect without, in each case, the prior written consent of the Leasehold Mortgagee. Any violation of this paragraph shall be void.

    The provisions of this Section 16 are for the benefit of any Leasehold Mortgagee and may be relied upon and shall be enforceable by any Leasehold Mortgagee. No Leasehold Mortgagee shall be liable upon the covenants, agreements or obligations of Tenant contained in this Ground Lease, except as expressly provided herein.

    Landlord shall execute any instruments any such Leasehold Mortgagee may reasonably request or require from Landlord, with respect to the provisions of this Section 16.

    17.  Landlord's Right to Mortgage.  Subject to the restrictions and limitations of the Lease, Landlord shall have the right to place a mortgage or other lien on the Land or Landlord's interest in this Ground Lease at any time during the term of this Ground Lease; provided, however, that any such mortgage shall at all times be junior and subordinate to (a) this Ground Lease and any amendments, modifications, replacements or substitutions thereof, including, without limitation, any new lease entered into in accordance with Section 16 hereof, and the mortgage shall so expressly state and (b) the rights and interests under the liens granted to Agent Lessor and the Participants under the Operative Documents.

    18.  Landlord's and Tenant's Certificates.  Landlord and Tenant, on written request from each other, shall execute and deliver to the other party or any Leasehold Mortgagee or prospective purchaser, if so requested, without charge, a certificate certifying that this Ground Lease is in full force and effect, and whether it has been modified (and if there have been modifications, stating them), and whether or not the party executing the certificate knows of any default, breach or violation by the other party under any of the terms of this Ground Lease, and such other matters as may reasonably be requested.

    19.  Quiet Enjoyment.  Landlord agrees that during the term of this Ground Lease and following the Transition Date, so long as no Ground Lease Event of Default exists, Tenant's quiet and peaceful enjoyment of the Land shall not be disturbed or interfered with by Landlord or any other person or party, except any person or party (excluding ADC or its Affiliates) claiming by, through or under Tenant.

    20.  Recording of Memorandum.  Upon the execution hereof, Landlord and Tenant shall execute and deliver a memorandum hereof in substantially the form of Exhibit B attached hereto, and Landlord (as its expense) shall record such memorandum in the real estate records of the state and county in which the Land is located.

    21.  Inability to Perform.  Anything in this Ground Lease to the contrary notwithstanding, Tenant's inability to fulfill any of Tenant's agreements and undertakings under this Ground Lease shall not be considered Ground Lease Events of Default if Tenant is prevented or delayed from so doing by reason of a Force Majeure Event.

    22.  Notices.  Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be made in writing and shall be deemed to have been given (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a business day and, if not delivered on a business day, the first business day thereafter or on the third business day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, addressed as provided below or at such other address within the continental United States as any party may notify the other party as specified herein, and (ii) in the case of notice by facsimile, when receipt is confirmed if delivered on a business day and, if not delivered on a business day, the first business day thereafter, addressed as provided below or at such other address within the continental United States as any party may notify the other party as specified herein. Copies of all notices given by facsimile shall be contemporaneously sent by overnight courier.

    If to Landlord:

    ADC Telecommunications, Inc.
    12501 Whitewater Drive
    Minnetonka, MN 55343
    Attention: General Counsel
    Facsimile: (612) 946-3209

    If to Tenant:

    Lease Plan North America, Inc.
    c/o ABN AMRO Bank, N. A., as Administrative Agent
    135 South LaSalle Street
    Chicago, IL 60674-9135
    Attention: Chrissi Boryk
    Facsimile: (312) 904-9086

    23.  Tenant's Right of First Refusal; Option to Purchase.

      (a) Notwithstanding anything herein to the contrary, Tenant's option under this Section 23(a) may not be exercised before the earliest of (x) twenty (20) years from the date hereof, (y) the exercise by Landlord of its Sale Option under the Lease and (z) the expiration or termination of the Lease. Tenant may exercise its option under this Section 23(a) at any time during the term of this Ground Lease (subject to the first sentence of this Section 23(a)). Landlord may not sell the Land during the Term of the Lease. If at any time during the Term of the Lease Landlord shall receive a bona fide offer (whether or not solicited by the Landlord) from a person not an affiliate of Landlord for the purchase from it of the Land and desires to sell it upon the terms offered, it shall first advise the Tenant in writing of the material terms of the offer together with a notice regarding Tenant's rights under this Section 23, and Tenant shall have thirty (30) days from the date of receipt of said written information to notify Landlord that it will purchase the Land on the same terms. In the absence of such notification by Tenant, Landlord may sell the Land on terms substantially no more favorable to the offeror within three (3) months from the date it notified Tenant of such offer. If Tenant fails to do so, the right granted to Tenant hereby shall continue and be reinstated. If Tenant desires to purchase the Land, it shall accompany its notice of intent to purchase with (i) an earnest money deposit payable to Landlord equal to the sum (if any) offered as an earnest money deposit by the offeror, and (ii) a contract executed by Tenant including the same material terms as the offer, which shall require a closing on the later of the closing date, if any, specified in the offer and forty-five (45) business days following notification of Tenant's agreement to purchase. At closing, Landlord shall convey the Land by limited warranty deed to or upon the instructions of Tenant. Unless the Tenant shall expressly specify in a recorded written instrument to the contrary, there shall be no merger of the fee and leasehold interests. No reorganization, recapitalization, merger, or like transaction involving a disposition with or without value to an affiliate of Landlord shall be deemed subject to Tenant's right of first refusal. Regardless of whether Tenant exercises its rights under this Section 23(a), any transfer of Landlord's interest in the Land shall be made subject to this Ground Lease, the Operative Documents and the terms and conditions hereof and thereof. This right of first refusal shall terminate upon the expiration of this Ground Lease.

      (b) Notwithstanding anything herein to the contrary, Tenant's option under this Section 23(b) may not be exercised before the earliest of (x) twenty (20) years from the date hereof, and (y) the expiration or termination of the Lease. Landlord hereby grants to Tenant an option to purchase the Land at a price equal to the Appraised Value (hereinafter defined) of the Land (excluding the value of any Improvements). Tenant may exercise this option at any time during the term of this Ground Lease (subject to the first sentence of this Section 23(b)) upon written notice to Landlord. The "Appraised Value" shall be the highest cash price for the Land that would be paid by a purchaser in a competitive open market under all conditions requisite to a fair sale wherein the purchaser and seller each are acting prudently and knowledgeably and the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale under conditions whereby (i) purchaser and seller are typically motivated, (ii) purchaser and seller are well informed or advised and acting in their respective best interests, the parties having each considered the location and other aspects of the Land, (iii) a reasonable time is allowed for exposure of the property in the open market, (iv) payment is made in cash or its equivalent, (v) financing, if any, is on terms generally available in the community at the specified date and typical for the Land in its locale, (vi) the price represents a normal consideration for the assets unaffected by special financing and (vii) the Land is being sold without any Improvements thereon, subject to the Ground Lease at the rental rate provided for herein (as such rate may be adjusted pursuant to Section 3) and subject to Tenant's leasehold estate to a person unaffiliated with Tenant. This option shall terminate upon the expiration of this Ground Lease.

    If the parties are unable to agree upon the Appraised Value within thirty (30) days after the exercise of such option, the Appraised Value shall be determined as follows: Within ten (10) days after the expiration of such 30-day period (or such earlier time upon which the parties may agree) each party shall select an independent appraiser who is an M.A.I. appraiser with at least 5 years experience in the appraisal of similar property in the area in which the Land is located. Within twenty (20) days after such retention, each appraiser shall submit to the parties and to each other a written determination of the Appraised Value based on the criteria set forth above. Such Appraised Value shall be the mean average of the values determined by the two appraisers, provided, the lesser of such values so determined does not vary by more than five percent (5%) from the greater of such values. If there shall be such variance, then the two appraisers shall, within ten (10) days after notice of such variance, select a third appraiser with like experience (and if the two appraisers are unwilling or unable to do so, such appraiser shall be selected by the American Arbitration Association) who shall submit a written determination of the Appraised Value based on the criteria set forth above, within thirty (30) days after the retention of such third appraiser. In such event, such Appraised Value shall mean the mean average of the values determined by the three appraisers, but any value that is more than ten percent (10%) different from the mean average shall be disregarded, and the Appraised Value shall be the mean average of the remaining values. If all three values determined by the three appraisers are more than ten percent (10%) different from the mean average, the Appraised Value shall mean the mean average of the two values which are closest to one another.

    If either of the parties shall fail to appoint an appraiser, the determination of the appraiser appointed by the other party shall control. Each party shall pay its own appraiser's fee and one-half of the fee of the third appraiser, if any.

    Upon the determination of such Appraised Value, and subject to disapproval as hereinafter provided, Landlord and Tenant shall within ten (10) days thereafter (or sooner if mutually agreed upon by the parties) enter into a written agreement for the sale of the Land for the Appraised Value containing substantially those terms set forth in Exhibit C hereto;  provided; however, that if Tenant disapproves of the Appraised Value within fifteen (15) days of the determination thereof by written notice of such disapproval to Landlord, the parties shall be released from any further obligation under this Section 23 with respect to the particular election by Tenant to purchase pursuant to which said Appraised Value shall have then been determined. In the event of a failure or refusal of Landlord to enter into such agreement within the time required therefor and provided Tenant has validly exercised its option to purchase in full compliance with the terms hereof, Tenant may enforce its right to specific performance and damages granted by law or equity or as additionally provided in such purchase agreement.

    24.  Liens.  Tenant shall not permit any mechanics', laborers' or materialmen's liens or the claims thereof to stand against the Land by reason of any cause whatsoever, including, without limitation, the construction of the Improvements, unless (i) appropriate bond is posted covering any loss resulting from such lien within thirty (30) days of Tenant receiving written notice of such lien or claim, or (ii) Tenant agrees in writing to indemnify Landlord for such claims with a creditworthy entity within such thirty (30) day period or (iii) Tenant contests such lien or claim and pays any judgment issued in such contest before execution thereof.

    25.  Liability of Tenant.  Anything in this Ground Lease to the contrary notwithstanding, Landlord acknowledges and agrees that each of the covenants, undertakings and agreements herein made on the part of Tenant, while in form purporting to be covenants, undertakings, and agreements of Tenant, are, nevertheless, made and intended not as personal covenants, undertakings and agreements by Tenant, or for the purpose of binding Tenant or its assets personally, but are made and intended for the purpose of binding only Tenant's interest in the Land, and Agent Lessor is executing this Ground Lease solely in its capacity as Agent Lessor under the Lease; and that no personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Tenant, Agent Lessor, or any Participant (each as defined in the Lease) or any past, present or future stockholder, subscriber of capital stock, officer, director, incorporator or partner of Tenant, Agent Lessor, or any Participant or any successors or assigns of any of them whether by virtue of any constitutional provision, statute or rule of law or by enforcement of any liability or claim under or in connection with this Ground Lease from any source other than the Tenant's interest in the Land, it being agreed that all such personal liability is hereby waived.

    26.  No Merger of Title.  There shall be no merger of this Ground Lease or of the ground leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Ground Lease or the ground leasehold estate created hereby or any interest in this Ground Lease or such ground leasehold estate, (b) the fee estate or ground leasehold title in the Land, except as may expressly be stated in a written instrument duly executed and delivered by the appropriate person or (c) a beneficial interest in Landlord.

    27.  Landlord's Right to Cure.  If Tenant shall fail to make any payment or perform any act required to be made or performed hereunder, or shall fail to make any payment or perform any act required to be made or performed by any mortgage which is a lien on the Land or the Property, or Tenant's interest therein, or shall fail to make any payment or perform any act required to be performed by Tenant under any lease or sublease from Tenant, Landlord, without waiving or releasing any obligations or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may enter upon the Land and the Property or any part thereof for such purposes and take such action thereon as, in the Landlord's opinion, may be necessary or appropriate therefor. In the event of an emergency, such actions may be taken at any time and without any notice. In the event of a nonemergency, such actions may be taken at any time after such failure continues for more than 10 days after written notice thereof from the Landlord (or if the failure is of such a character as to require more than 10 days to cure and Tenant has commenced the cure and is continuing to use reasonable diligence in curing such failure, at any time after that period of time reasonably necessary to cure such failure). No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all reasonable costs, fees and expenses so incurred shall constitute additional rent hereunder and shall be paid immediately upon demand.

    28.  Miscellaneous.

      (a) All agreements, terms, provisions and conditions in this Ground Lease shall extend and inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

      (b) The captions of this Ground Lease are for convenience only, and are not to be construed as a part of this Ground Lease, and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

      (c) If any term or provision of this Ground Lease shall be to any extent held invalid or unenforceable, the remaining terms and provisions of this Ground Lease shall not be affected thereby, but each term and provision of this Ground Lease shall be valid and be enforced to the fullest extent permitted by law.

      (d) THIS GROUND LEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

      (e) This Ground Lease represents the entire agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, either written or oral, including but not limited to any letters of intent.

      (f)  This Ground Lease may be executed in multiple counterparts each of which taken together shall constitute one and the same instrument.

      (g) Nothing herein contained shall be deemed or constructed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship other than Landlord and Tenant.

      (h) Any waiver given by either party with respect to performance by the other party of any provision of this Ground Lease shall be construed only as a waiver of the particular provision in question and only then with respect to the particular failure to comply, and such waiver shall not be construed as a waiver of any separate failure to comply or of any other provisions of this Ground Lease.

      (i)  In the event Tenant remains in possession of the Land after expiration of this Ground Lease without the execution of a new lease, it shall be deemed to be occupying the Land as a tenant at sufferance at a monthly rental equal to 115% of the then current monthly rental, and otherwise subject to all the conditions, provisions and obligations of this Ground Lease insofar as the same are applicable to a tenancy at sufferance.

      (j)  Whenever herein the singular number is used, the same shall include the plural and words of any gender shall include each other gender.

      (k) The individuals executing this instrument on behalf of Landlord and Tenant, respectively, represent that each has been duly authorized so to do by appropriate action taken by Landlord or Tenant, as the case may be.

Ground Lease

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Ground Lease as of the date first above written.

                      LANDLORD:

                      ADC TELECOMMUNICATIONS, INC.

                      By: /s/ GOKUL HEMMADY

                      Name: Gokul Hemmady

                      Title: Vice President/Treasurer

                      TENANT:

                      LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated herein, but solely as Agent Lessor

                      By: /s/ BLAKE J. LACHER

                      Name: Blake J. Lacher

                      Title: Vice President

Ground Lease

STATE OF MINNESOTA	)
	)	SS.:
COUNTY OF HENNEPIN	)

    The foregoing instrument was acknowledged before me this 22nd day of October, 1999, by Gokul Hemmady, the Treasurer of ADC Telecommunications, Inc., a corporation organized under the laws of the State of Minnesota, on behalf of the corporation.

                      /s/ KAYE M. PARK

                      Notary Public

Ground Lease

STATE OF ILLINOIS	)
	)	SS.:
COUNTY OF COOK	)

    The foregoing instrument was acknowledged before me this 22nd day of October, 1999, by Blake J. Lacher, the Vice President of Lease Plan North America, Inc., a corporation organized under the laws of the State of Delaware, on behalf of the corporation.

                      /s/ RUBA GHOULEH

                      Notary Public

    Ground Lease

EXHIBIT A
LEGAL DESCRIPTION OF LAND

    Lot 1, Block 1, Technology Campus 3rd Addition, Hennepin County, Minnesota

EXHIBIT C
MATERIAL CONTRACT TERMS

    1.  Title Policy.  Landlord shall cause to be delivered to Tenant at closing (a) a standard ALTA Form B owner's policy of title insurance (the "Title Policy") or equivalent issued by a reputable title insurance company (the "Title Company") or (b) a commitment from the Title Company to issue the Title Policy upon demand in the amount of the purchase price determined in accordance with Section 23 of the Ground Lease (the "Purchase Price"), which Title Policy shall be free of all general printed exceptions and shall show fee title vested in Tenant free and clear of all liens and other exceptions except (a) general real estate taxes not yet due and payable, (b) matters created or caused by Tenant, (c) the Permitted Exceptions (as defined in the Lease), and (d) other exceptions reasonably approved by Tenant. Such Title Policy shall include (at Tenant's cost) any title endorsements reasonably required by Tenant.

    2.  Escrow Closing.  The closing shall be effected through a so-called "New York Style" escrow at the Title Company, and delivery of the deed and other documents and payment of any unpaid portion of the Purchase Price shall be effected through such escrow. The closing shall be held on the ninetieth (90th) day after the determination of the Purchase Price or such earlier date as may be acceptable to the Landlord and Tenant. The terms of such escrow shall be pursuant to an escrow agreement in customary form then used by the Title Company modified to reflect the transaction contemplated herein.

    3.  Obligations of Landlord at Closing.  At closing Landlord shall execute and cause to be delivered to Tenant a warranty deed in recordable form, delivering fee title to Tenant in the condition required by Paragraph 1  above. Liens other than as specified in clauses(a),(b), (c) and (d) of Paragraph 1 above shall be paid and satisfied of record by Landlord at or prior to closing.

    4.  Obligations of Tenant at Closing.  At closing Tenant shall cause the Purchase Price together with any other amounts due Landlord under the Ground Lease to which this Exhibit C is attached as of the date of the closing to be wire-transferred (which may be satisfied by the Title Company pursuant to the escrow agreement) in good federal funds to Landlord or as may be otherwise directed by Landlord in writing.

    5.  Joint Obligations at Closing.  At closing the joint obligations of Landlord and Tenant shall be as follows:

      a.  Landlord and Tenant shall execute any required transfer declarations; and

      b.  Landlord and Tenant shall execute and deliver such other affidavits, instruments and documents as are customarily given by said parties in the closing of the sale of similar properties, including those required for title insurance purposes.

    6.  Prorations.  There shall be no prorations except to the extent of any rent which may have been paid in advance by Tenant. The Purchase Price shall be absolutely net to Landlord; provided, however, that if there are any title exceptions of a definite or ascertainable amount which are not permitted by clauses (a) through (d) of Paragraph 1, such exceptions may and shall be paid and satisfied by the Title Company with funds otherwise due Landlord under the provisions of this Exhibit C.

    7.  No Warranties.  Tenant shall purchase the property in an as-is condition without warranty or representation of any kind by Landlord, its officers, employees, agents, or representatives. Any disclaimer by the Landlord, however, shall not be construed as a disclaimer of the warranty of ownership and title to the property to be conveyed by Landlord to Tenant set forth in the instruments conveying title to the Tenant.

    8.  Brokerage.  Each party shall represent and covenant to the other that it has not dealt with any real estate broker in connection with this sale, and each party shall indemnify and hold harmless the other in an event a claim is made for any commissions or other compensation in contravention of such representations and covenants.

    9.  Closing Costs.  All costs incurred in connection with the closing of the sale contemplated by this Exhibit C, including, without limitation, title insurance premiums, recording fees, one-half of the escrow fees, and city or village transfer taxes shall be paid by Tenant at closing; provided, however, that Landlord shall pay (i) title insurance premiums and expenses, except for the policy specified in Paragraph 1 of this Exhibit C, (ii) recording fees and other costs relating to the release of record of any unpermitted title exceptions, (iii) one-half of the escrow fees, (iv) any transfer taxes imposed by state or county ordinance or law, and (v) its attorneys' fees and costs, and its own internal costs, in connection with the sale contemplated by this Exhibit C.

    10.  Construction.  All capitalized terms not defined herein shall have the meaning as defined in the Ground Lease of which this Exhibit C is a part.

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TABLE OF CONTENTS

GROUND LEASE

EXHIBIT A LEGAL DESCRIPTION OF LAND

EXHIBIT C MATERIAL CONTRACT TERMS